News Media contact: Kirk Saville (336) 979-7293
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces First-Quarter 2022 Results, Exceeding Expectations for Sales and EPS as Company Continues to Execute Full Potential Plan

•Net sales from continuing operations of $1.58 billion increase 5% over prior year; increase 7% on a constant currency basis
•GAAP EPS from continuing operations of $0.32; Adjusted EPS from continuing operations of $0.34
•Global Champion brand sales increase 6% over prior year in constant currency; growth on a two-year stack basis accelerates for second consecutive quarter to 28%
•U.S. Innerwear sales increase 1.5% over prior year and 37% on a two-year stack basis, driven by retail space gains, price increases and product mix
•Repurchased $25 million, or approximately 1.6 million shares, of stock in the quarter
•Provides second-quarter 2022 guidance. Constant currency net sales consistent with prior year as underlying business fundamentals position Company to anniversary last year’s substantial 88% growth, excluding PPE sales; GAAP EPS of $0.28 to $0.32; Adjusted EPS of $0.32 to $0.36
•Reaffirms full-year 2022 guidance ranges for sales, operating profit and EPS. Expects sales near the midpoint of its range. Increased challenges in the global operating environment have resulted in an incremental $65 million of net cost headwinds; expects operating profit and EPS near the low-end of its guidance range
•For reconciliations of select GAAP and Non-GAAP measures, see Table 6 of this release

WINSTON-SALEM, N.C. (May 5, 2022) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the first quarter of 2022.

“I’m very proud of our team for delivering another strong quarter in an incredibly challenging time as we exceeded expectations for sales and earnings per share,” said Steve Bratspies, CEO. “We saw continued strong demand for our brands in the quarter, with global Champion and innerwear growth accelerating on a two-year basis.”

Bratspies continued, “At the same time, the global operating environment has deteriorated significantly over the past three months, with accelerating inflation, continued COVID-19 disruptions and logistical challenges. In this environment, we are highly focused on executing in the areas we control. We are unwavering in our commitment to investing in our people, brands and technology, and I remain confident that we will deliver on our Full Potential plan.”

First-Quarter Highlights

•HanesBrands exceeded guidance for sales, operating profit, operating margin and earnings per share despite an increasingly challenging global operating environment. The better-than-expected performance was driven by continued strong consumer demand for its brands and increased SG&A efficiency as the Company benefits from its Full Potential initiatives.

•The Company positively comped substantial prior-year growth rates. Revenue growth accelerated on a two-year stack basis for the global Champion brand, both domestically and internationally, as well as for each of its business segments; Innerwear, Activewear and International. Sales in all segments as well as for the global Champion brand remain meaningfully above pre-pandemic levels.

•Champion launched its ‘Win with Women’ campaign, continuing to expand product offerings for younger female consumers. The campaign celebrates women in sports and fuels confidence for women to feel comfortable in their own skin. The campaign is centered on Champion’s Soft Touch sports bras and leggings and is supported by a fully integrated marketing campaign.

•The Hanes Total Support Pouch innovation platform continued to drive increased engagement with younger male consumers. HanesBrands built upon this successful innovation by launching a new platform that includes its X-Temp technology, providing cooling and wicking benefits. In April, the Company leveraged its global operating capabilities to simultaneously launch Total Support Pouch with X-Temp in the U.S. and Australia, supported by marketing campaigns tailored to regional audiences.

•New retail space gains in U.S. Innerwear business. The Company gained retail space in its Hanes brand across all product categories and in multiple channels. The Company also gained retail space with its Maidenform shapewear products and smart-size bras in the mass channel as the brand continues to innovate, attract younger consumers and diversify its distribution.

•Robust product and innovation pipeline developed in both its Innerwear and Champion businesses as the Company is seeing the benefits of its global design initiatives under the Full Potential plan. Innovation and design are moving at a faster pace and the product pipeline is the broadest it has been in decades, positioning the Company for continued growth in 2023, 2024 and beyond.

•Returned $77 million to shareholders, including $52 million from its regular quarterly dividend and $25 million in share repurchases in the quarter.

First-Quarter 2022 Results

•Net sales from continuing operations of $1.58 billion increased $68 million, or 5%, over prior year. Excluding the $30 million unfavorable impact from foreign exchange rates, net sales increased 7%.
◦Consumer demand for the Company’s brands drove growth in the U.S., Americas and Europe.
◦Global Champion brand sales increased 6% over prior year in constant currency, or 3% on a reported basis. By geography, Champion sales internationally increased 10% in constant currency, or 4% on a reported basis, and increased 2% in the U.S. Strong consumer demand for the Champion brand continued in the first quarter. However, product supply challenges to the U.S. market did not improve as expected in the quarter resulting in approximately $40 million of in-hand orders in the U.S. that were unfulfilled. Had product arrived in time, Champion sales in the U.S. would have increased at a high-teens rate and global Champion constant currency sales would have increased 14% for the first quarter.
◦U.S. Innerwear sales increased 1.5% over prior year, exceeding the Company’s outlook, driven by retail space gains, higher prices and positive mix. The strong performance resulted in positive comps above last year’s rapid growth.

•Gross Profit of $584 million declined 3% as compared to prior year. Gross margin was 37.1%, down from 40.0% in the prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $585 million compared to $605 million last year. Adjusted Gross Margin of 37.1% declined approximately 305 basis points compared to prior year. The margin decline was driven by the expected impact from higher inflation and the higher-than-planned strategic investment in expedited freight to service new retail space gains and new product innovation. These expected headwinds more than offset efficiency improvements in manufacturing, cost savings from initiatives such as its SKU reduction program and the partial-quarter benefit from the price increase in its Innerwear business.

•Selling, General and Administrative (SG&A) expenses were $414 million, consistent with $413 million in the first quarter last year. Adjusted SG&A expenses, which exclude certain costs related to its Full Potential plan, were $409 million compared to $396 million last year. As a percent of net sales, adjusted SG&A expense of 26.0% declined 30 basis points compared to prior year. The year-over-year improvement was driven by improved expense efficiencies from Full Potential initiatives, which more than offset planned investments in brand marketing and technology.

•Operating Profit and Operating Margin in the first quarter of 2022 were $171 million and 10.8%, respectively, which compared to $190 million and 12.6%, respectively, in the prior year. Adjusted Operating Profit of $175 million declined $34 million as compared to the first quarter 2021. Adjusted Operating Margin of 11.1% was ahead of the Company’s expectation. As compared to prior year, adjusted operating margin declined approximately 280 basis points as SG&A leverage was more than offset by the pressure from inflation and expedited freight costs on gross margin.

•The GAAP and Adjusted Effective Tax Rates for the first quarter were both 17.0%. For the first-quarter of 2021, GAAP and adjusted effective tax rates were 10.3% and 16.0%, respectively.

•Income from continuing operations totaled $114 million, or $0.32 per diluted share. This compares to income from continuing operations of $128 million, or $0.37 per diluted share, last year. Adjusted income from continuing operations totaled $118 million, or $0.34 per diluted share. This compares to adjusted income from continuing operations of $136 million, or $0.39 per diluted share, in first-quarter 2021.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

First-Quarter 2022 Business Segment Summary

•Innerwear sales increased 1.5% over last year, positively comping last year’s significant 35% growth. The growth in the first-quarter 2022 was driven by retail space gains, a positive mix benefit and the partial-quarter benefit of price increases. This more than overcame last year’s one-time sales benefits from retailer restocking and government stimulus. For the quarter, sales grew in its Women’s, Men’s, and Socks product categories.

Segment operating margin of 17.6% decreased approximately 470 basis points compared to prior year. The partial-quarter impact from the price increase and the benefits from volume and mix were more than offset by the expected impact from higher inflation, the higher-than-planned strategic investment in expedited freight to service new retail space gains and new product innovation, as well as increased investments in brand marketing.

•Activewear sales grew $23 million, or 6% over prior year. By brand, Champion sales were consistent with prior year. Champion was able to comp last year’s strong growth in the segment as the result of strong growth in the collegiate channel. However, product delays resulted in approximately $40 million of in-hand orders going unfulfilled in the quarter. Had the product arrived in time, Champion sales in the U.S. would have increased at a high-teens rate, and constant currency sales for global Champion would have grown 14% for the quarter. In the quarter, sales of other Activewear brands increased mid-teens over prior year.

Operating margin for the segment of 12.7% decreased approximately 400 basis points compared to prior period as volume benefits were more than offset by the expected impact from higher inflation, merchandise mix and increased investments in brand marketing. Activewear price increases are expected to be in effect in the third quarter.

•International sales, on a constant currency basis, increased 7% compared to prior year driven by growth in Europe, the Americas and China. Constant currency sales declined in Japan due to ongoing COVID-related pressures and in Australia due to product delays. Including the $30 million impact from unfavorable foreign exchange rates, International sales increased 1% on a reported basis.

Operating margin for the segment of 17.5% increased approximately 30 basis points over prior year driven by fixed-cost leverage from higher sales, benefits from business mix and disciplined SG&A expense management.

Cash Flow, Balance Sheet and Shareholder Capital Returns

•Total liquidity position at the end of first-quarter 2022 was more than $1.4 billion, consisting of $369 million of cash and equivalents and approximately $1.05 billion of available capacity under its credit facilities.

•Leverage ratio at the end of first-quarter 2022 was 3.1 times on a net debt-to-adjusted EBITDA basis, consistent with 3.1 times at the end of first-quarter 2021.

•Inventory at the end of first-quarter 2022 was $1.82 billion, an increase of 22% over the same period prior year. The increase was driven by the combination of higher in-transit levels, the impact of inflation on input and transportation costs, as well as investments, particularly in Innerwear, to rebuild safety stock as the Company takes action to continue improving service levels on its high-demand SKUs.

•Cash flow from operations was a use of $231 million in the first-quarter 2022 driven primarily by working capital needs in inventory.

•Consistent with its comments upon announcing its $600 million share repurchase program in February, the Company began repurchasing shares in the first quarter 2022. Share repurchases totaled $25 million, or approximately 1.6 million shares, in the quarter.

Second Quarter and Full-Year 2022 Financial Outlook

For second-quarter 2022, which ends on July 2, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $1.68 billion to $1.73 billion, which includes a projected headwind of approximately $40 million from changes in foreign currency exchange rates. At the midpoint, this represents net sales consistent with prior year on a constant currency basis, or down 3% on a reported basis.

•GAAP operating profit from continuing operations to range from approximately $155 million to $175 million.

•Adjusted operating profit from continuing operations to range from approximately $170 million to $190 million and includes a projected headwind of approximately $5 million from changes in foreign currency exchange rates. The midpoint of adjusted operating profit represents an operating margin of approximately 10.5%.

•Charges for actions related to Full Potential of approximately $15 million.

•Interest and other expenses of approximately $37 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.

•GAAP earnings per share from continuing operations to range from approximately $0.28 to $0.32.

•Adjusted earnings per share from continuing operations to range from approximately $0.32 to $0.36.

•Fully diluted shares outstanding of approximately 351 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

For fiscal-year 2022, which ends on December 31, 2022, the Company currently expects:

•Net sales from continuing operations of approximately $7.0 billion to $7.15 billion, which includes a projected headwind of approximately $125 million from changes in foreign currency exchange rates. At the midpoint, this represents approximately 6% growth over prior year on a constant currency basis and 4% growth on a reported basis.

•Over the past three months, increased challenges in the global operating environment have resulted in an additional $65 million of net cost headwinds relative to the Company's prior full-year outlook. As a result, the Company currently expects full-year results to be near the midpoint of its full-year guidance range for sales and near the low-end of its operating profit and earnings per share guidance ranges.

•GAAP operating profit from continuing operations to range from approximately $780 million to $850 million.

•Adjusted operating profit from continuing operations to range from approximately $840 million to $910 million, which includes a projected headwind of approximately $17 million from changes in foreign currency exchange rates.

•Charges for actions related to Full Potential of approximately $60 million.

•Interest and other expenses of approximately $148 million.

•An effective tax rate of approximately 17% on both a GAAP and adjusted basis.
•GAAP earnings per share from continuing operations to range from approximately $1.50 to $1.67.

•Adjusted earnings per share from continuing operations to range from approximately $1.64 to $1.81.

•Cash flow from operations of approximately $400 million.

•Capital expenditures of approximately $150 million to $175 million.

•Fully diluted shares outstanding of approximately 351 million.

•Earnings per share and fully diluted share count guidance exclude any potential impact from future share repurchases.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income from continuing operations, adjusted income tax expense, adjusted income from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income from continuing operations is defined as income from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income from continuing operations before income tax is defined as income from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions.

Charges for actions taken in 2022 and 2021 include professional fees, operating model charges, (gain)/loss on classification of assets held for sale, supply chain segmentation charges, technology charges and intangible asset impairment charges related to our Full Potential plan.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential plan and other actions. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our Full Potential plan and statements made in the Second Quarter and Full-year 2022 Financial Outlook section of this news release are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan to achieve the desired results; the effects of the COVID-19 pandemic, including global supply chain disruptions; inflation and its impact on the costs of materials, consumer spending and margins; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; our reliance on a relatively small number of customers for a significant portion of our sales; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 59,000 associates in 33 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarters Ended
	April 2, 2022	April 3, 2021	% Change
Net sales	$1,576,156	$1,508,029	4.5%
Cost of sales	991,978	905,348
Gross profit	584,178	602,681	(3.1)%
As a % of net sales	37.1%	40.0%
Selling, general and administrative expenses	413,666	412,559
As a % of net sales	26.2%	27.4%
Operating profit	170,512	190,122	(10.3)%
As a % of net sales	10.8%	12.6%
Other expenses	987	2,561
Interest expense, net	31,963	44,460
Income from continuing operations before income tax expense	137,562	143,101
Income tax expense	23,385	14,697
Income from continuing operations	114,177	128,404	(11.1)%
Income (loss) from discontinued operations, net of tax	4,525	(391,666)
Net income (loss)	$118,702	$(263,262)

Earnings (loss) per share - basic:
Continuing operations	$0.33	$0.37
Discontinued operations	0.01	(1.12)
Net income (loss)	$0.34	$(0.75)

Earnings (loss) per share - diluted:
Continuing operations	$0.32	$0.37
Discontinued operations	0.01	(1.11)
Net income (loss)	$0.34	$(0.75)

Weighted average shares outstanding:
Basic	350,251	351,003
Diluted	351,453	351,686
TABLE 2

The following tables present a reconciliation of reported results on a constant currency basis for the quarter ended April 2, 2022 and a comparison to prior year:

	Quarter Ended April 2, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended April 3, 2021	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,576,156	$(30,460)	$1,606,616	$1,508,029	4.5%	6.5%
Gross profit	584,178	(15,361)	599,539	602,681	(3.1)	(0.5)
Operating profit	170,512	(4,551)	175,063	190,122	(10.3)	(7.9)
Diluted earnings per share from continuing operations	$0.32	$(0.01)	$0.34	$0.37	(13.5)%	(8.1)%

As adjusted:[2]
Net sales	$1,576,156	$(30,460)	$1,606,616	$1,508,029	4.5%	6.5%
Gross profit	584,677	(15,361)	600,038	605,488	(3.4)	(0.9)
Operating profit	175,314	(4,551)	179,865	209,515	(16.3)	(14.2)
Diluted earnings per share from continuing operations	$0.34	$(0.01)	$0.35	$0.39	(12.8)%	(10.3)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters ended April 2, 2022 and April 3, 2021 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended
	April 2, 2022	April 3, 2021	% Change
Segment net sales:
Innerwear	$578,947	$570,435	1.5%
Activewear	386,937	364,003	6.3
International	510,129	506,261	0.8
Other	100,143	67,330	48.7
Total net sales	$1,576,156	$1,508,029	4.5%

Segment operating profit:
Innerwear	$102,146	$127,417	(19.8)%
Activewear	48,984	60,594	(19.2)
International	89,438	87,180	2.6
Other	(671)	1,886	(135.6)
General corporate expenses/other	(64,583)	(67,562)	(4.4)
Total operating profit before restructuring and other action-related charges	175,314	209,515	(16.3)
Restructuring and other action-related charges	(4,802)	(19,393)	(75.2)
Total operating profit	$170,512	$190,122	(10.3)%

	Quarters Ended
	April 2, 2022	April 3, 2021	Basis Points Change
Segment operating margin:
Innerwear	17.6%	22.3%	(469)
Activewear	12.7	16.6	(399)
International	17.5	17.2	31
Other	(0.7)	2.8	(347)
General corporate expenses/other	(4.1)	(4.5)	38
Total operating margin before restructuring and other action-related charges	11.1	13.9	(277)
Restructuring and other action-related charges	(0.3)	(1.3)	98
Total operating margin	10.8%	12.6%	(179)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 2, 2022	January 1, 2022
Assets
Cash and cash equivalents	$369,210	$536,277
Trade accounts receivable, net	898,420	894,151
Inventories	1,819,974	1,584,015
Other current assets	202,015	186,503
Current assets held for sale	7,959	327,157
Total current assets	3,297,578	3,528,103
Property, net	443,817	441,401
Right-of-use assets	350,174	363,854
Trademarks and other identifiable intangibles, net	1,235,276	1,220,170
Goodwill	1,138,667	1,133,095
Deferred tax assets	326,677	327,804
Other noncurrent assets	67,520	57,009
Total assets	$6,859,709	$7,071,436

Liabilities
Accounts payable	$1,204,196	$1,214,847
Accrued liabilities	575,911	660,778
Lease liabilities	117,465	109,526
Accounts Receivable Securitization Facility	135,500	—
Current portion of long-term debt	25,000	25,000
Current liabilities held for sale	7,959	316,902
Total current liabilities	2,066,031	2,327,053
Long-term debt	3,325,042	3,326,091
Lease liabilities - noncurrent	258,663	281,852
Pension and postretirement benefits	242,690	248,518
Other noncurrent liabilities	187,867	185,429
Total liabilities	6,080,293	6,368,943

Stockholders’ equity
Preferred stock	—	—
Common stock	3,488	3,499
Additional paid-in capital	315,675	315,337
Retained earnings	976,944	935,260
Accumulated other comprehensive loss	(516,691)	(551,603)
Total stockholders’ equity	779,416	702,493
Total liabilities and stockholders’ equity	$6,859,709	$7,071,436

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended
	April 2, 2022	April 3, 2021
Operating Activities:
Net income (loss)	$118,702	$(263,262)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	18,931	24,142
Amortization of acquisition intangibles	4,847	6,179
Other amortization	2,508	3,020
Impairment of intangible assets and goodwill	—	163,047
(Gain) loss on sale of business and classification of assets held for sale	(6,715)	226,352
Amortization of debt issuance costs	1,887	4,580
Other	6,940	(5,835)
Changes in assets and liabilities:
Accounts receivable	(6,090)	(63,955)
Inventories	(247,567)	(122,781)
Other assets	(489)	9,606
Accounts payable	(310)	109,197
Accrued pension and postretirement benefits	24	(38,757)
Accrued liabilities and other	(123,857)	(34,587)
Net cash from operating activities	(231,189)	16,946

Investing Activities:
Capital expenditures	(19,337)	(17,804)
Proceeds from sales of assets	19	2,406
Other	(10,272)	1,794
Net cash from investing activities	(29,590)	(13,604)

Financing Activities:
Repayments on Term Loan Facilities	(6,250)	(300,000)
Borrowings on Accounts Receivable Securitization Facility	290,000	—
Repayments on Accounts Receivable Securitization Facility	(154,500)	—
Borrowings on Revolving Loan Facilities	129,000	—
Repayments on Revolving Loan Facilities	(109,000)	—
Borrowings on notes payable	21,454	21,106
Repayments on notes payable	(21,713)	(20,276)
Share repurchases	(25,018)	—
Cash dividends paid	(52,297)	(52,351)
Other	(4,109)	(2,902)
Net cash from financing activities	67,567	(354,423)
Effect of changes in foreign exchange rates on cash	1,793	(17,662)
Change in cash, cash equivalents and restricted cash	(191,419)	(368,743)
Cash, cash equivalents and restricted cash at beginning of year	560,629	910,603
Cash, cash equivalents and restricted cash at end of period	369,210	541,860
Less restricted cash at end of period	—	1,153
Cash and cash equivalents at end of period	$369,210	$540,707

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$369,210	$530,403
Cash and cash equivalents included in current assets held for sale	—	10,304
Cash and cash equivalents at end of period	$369,210	$540,707

1
The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended April 2, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$584,178	$(413,666)	$170,512	$137,562	$(23,385)	$114,177	$0.32
As a percentage of net sales	37.1%	26.2%	10.8%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	7,908	7,908	7,908	—	7,908	0.02
Gain on classification of assets held for sale	—	(6,528)	(6,528)	(6,528)	—	(6,528)	(0.02)
Operating model	(265)	(1,654)	(1,919)	(1,919)	—	(1,919)	(0.01)
Supply chain segmentation	1,020	—	1,020	1,020	—	1,020	0.00
Technology	—	4,459	4,459	4,459	—	4,459	0.01
Other	(256)	118	(138)	(138)	—	(138)	0.00
Tax effect on actions	—	—	—	—	(816)	(816)	0.00
Total restructuring and other action-related charges	499	4,303	4,802	4,802	(816)	3,986	0.01
As adjusted	$584,677	$(409,363)	$175,314	$142,364	$(24,201)	$118,163	$0.34
As a percentage of net sales	37.1%	26.0%	11.1%

TABLE 6-B

	Quarter Ended April 3, 2021
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$602,681	$(412,559)	$190,122	$143,101	$(14,697)	$128,404	$0.37
As a percentage of net sales	40.0%	27.4%	12.6%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	11,706	11,706	11,706	—	11,706	0.03
Impairment of intangible assets	—	7,302	7,302	7,302	—	7,302	0.02
Other	2,807	(2,422)	385	385	—	385	0.00
Discrete tax benefits	—	—	—	—	(7,295)	(7,295)	(0.02)
Tax effect on actions	—	—	—	—	(4,007)	(4,007)	(0.01)
Total restructuring and other action-related charges	2,807	16,586	19,393	19,393	(11,302)	8,091	0.02
As adjusted	$605,488	$(395,973)	$209,515	$162,494	$(25,999)	$136,495	$0.39
As a percentage of net sales	40.2%	26.3%	13.9%

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $14.3 million, global Champion sales excluding C9 Champion increased approximately 3% in the first quarter of 2022 compared to the first quarter of 2021. On a constant currency basis, global Champion sales excluding C9 Champion increased approximately 6% in the first quarter of 2022 compared to the first quarter of 2021.

TABLE 6-C
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	April 2, 2022	April 3, 2021
EBITDA[1]:
Income from continuing operations	$506,741	$90,999
Interest expense, net	150,570	172,671
Income tax expense (benefit)	68,795	(95,950)
Depreciation and amortization	107,143	116,816
Total EBITDA	833,249	284,536
Total restructuring and other action-related charges (excluding tax effect on actions)	162,818	729,265
Stock compensation expense	23,454	12,504
Total EBITDA, as adjusted	$1,019,521	$1,026,305

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$3,485,542	$3,684,006
(Less) Cash and cash equivalents	(369,210)	(530,403)
Net debt	$3,116,332	$3,153,603

Net debt/EBITDA, as adjusted	3.1	3.1

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarters Ended
	April 2, 2022	April 3, 2021
Free cash flow[1]:
Net cash from operating activities	$(231,189)	$16,946
Capital expenditures	(19,337)	(17,804)
Free cash flow	$(250,526)	$(858)

1	Free cash flow includes the results from continuing and discontinued operations.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	July 2, 2022	December 31, 2022
Operating profit outlook, as calculated under GAAP	$155,000 to $175,000	$780,000 to $850,000
Restructuring and other action-related charges	$15,000	$60,000
Operating profit outlook, as adjusted	$170,000 to $190,000	$840,000 to $910,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$0.28 to $0.32	$1.50 to $1.67
Restructuring and other action-related charges	$0.04	$0.14
Diluted earnings per share from continuing operations, as adjusted	$0.32 to $0.36	$1.64 to $1.81

1	The company expects approximately 351 million diluted weighted average shares outstanding for the quarter ended July 2, 2022 and the year ended December 31, 2022.